Exhibit 99.1

WASTE CONNECTIONS REPORTS FOURTH QUARTER RESULTS AND PROVIDES 2012 OUTLOOK

•	Q4 revenue of $379.8 million, up 13.0%

•	Q4 GAAP EPS of $0.34 and adjusted EPS* of $0.35, up 9.4%

•	Full year revenue of $1.51 billion, up 14.1%, and adjusted EPS* of $1.48, up 19.4%

•	Full year net cash provided by operating activities of $388.2 million

•	Full year free cash flow* of $254.5 million, or 16.9% of revenue

•	Increased regular quarterly cash dividend 20.0% to $0.09 per share

•	Expects continuing revenue and free cash flow growth in 2012

•	Expects to complete Alaska Waste acquisition in Q1 2012

THE WOODLANDS, TX, February 7, 2012—Waste Connections, Inc. (NYSE: WCN) today announced its results for the fourth quarter of 2011. Revenue totaled $379.8 million, a 13.0% increase over revenue of $336.0 million in the year ago period. Operating income was $74.4 million, versus $67.7 million in the fourth quarter of 2010. Net income attributable to Waste Connections in the quarter was $38.0 million, or $0.34 per share on a diluted basis of 112.4 million shares. In the year ago period, the Company reported net income attributable to Waste Connections of $36.1 million, or $0.31 per share on a diluted basis of 115.3 million shares.

Adjusted net income attributable to Waste Connections in the quarter was $38.8 million*, or $0.35 per share*, adjusting for a loss on disposal of assets and acquisition-related costs expensed during the period. Adjusted net income attributable to Waste Connections in the prior year period was $36.7 million*, or $0.32 per share*, adjusting for acquisition-related costs.

Non-cash costs for equity-based compensation and amortization of acquisition-related intangibles were $8.2 million ($5.1 million net of taxes, or approximately $0.05 per share) in the quarter compared to $6.6 million ($4.1 million net of taxes, or approximately $0.04 per share) in the year ago period.

“We are extremely pleased with our results in the quarter and full year. Better than expected pricing growth in the quarter, increased special waste volumes, and tight cost controls helped cushion the impact of a 30% decline in recycled fiber values during the first half of the fourth quarter. Continued strength in core pricing growth, relative stability in municipal solid waste volumes, and recent modest increases in recycled fiber values should provide a good springboard into 2012,” said Ronald J. Mittelstaedt, Chairman and Chief Executive Officer. “We believe our margin expansion and double digit year-over-year growth in revenue, earnings per share and free cash flow in 2011 continue to reflect the benefits of our differentiated strategy.”

Mr. Mittelstaedt added, “In 2011, we signed or completed acquisitions with approximately $200 million in total annualized revenue, a record amount for us that surpassed previous highs in 2009 and 2008. We believe acquisition activity could remain strong over the next few years due to increasing capital requirements in many markets to further segment the waste stream, seller concerns regarding wealth preservation, and recently announced divestitures. Our focus on exclusive and secondary markets and our disciplined deployment of capital will continue to guide us in navigating through these potential opportunities.”

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

For the year ended December 31, 2011, revenue was $1.51 billion, a 14.1% increase over revenue of $1.32 billion in the prior year. Operating income in 2011 was $317.1 million, up 16.4% from $272.4 million in the prior year. Net income attributable to Waste Connections in 2011 was $165.2 million, or $1.45 per share on a diluted basis of 113.6 million shares. In the prior year, the Company reported net income attributable to Waste Connections of $135.1 million, or $1.16 per share on a diluted basis of 116.9 million shares. Adjusted net income attributable to Waste Connections in 2011, was $167.6 million*, or $1.48 per share*, up 15.6% and 19.4%, respectively, compared to $145.0 million*, or $1.24 per share* in 2010.

For the year ended December 31, 2011, non-cash costs for equity-based compensation, amortization of acquisition-related intangibles, loss on the early redemption of the 2026 Notes (net of make-whole payment), and amortization of debt discount related to convertible debt instruments were $31.9 million ($19.8 million net of taxes, or approximately $0.17 per share), compared to $29.4 million ($18.2 million net of taxes, or approximately $0.16 per share) in the prior year.

2012 OUTLOOK

Waste Connections also announced its outlook for 2012, which assumes no change in the current economic environment and closing of the Alaska Waste acquisition on March 1st. The Company’s outlook excludes the impact of any additional acquisitions and expensing of acquisition-related transaction costs, as well as costs incurred in connection with the relocation of the Company’s corporate headquarters and equity compensation expense incurred in connection with the anticipated amendment of certain executive employment contracts. The outlook provided below is forward looking, and actual results may differ materially depending on risks and uncertainties detailed at the end of this release and in our periodic SEC filings. Certain components of the outlook for 2012 are subject to quarterly fluctuations.

•	Revenue is estimated to be approximately $1.615 billion.

•	Depreciation and amortization expense is estimated to be approximately 10.9% of revenue.

•	Closure and post-closure accretion expense is estimated to be approximately 0.15% of revenue.

•	Operating income is estimated to be approximately 21.0% of revenue.

•	Net interest expense is estimated to be approximately $52.0 million.

•	Effective tax rate is expected to be approximately 39.2%.

•	Net income attributable to noncontrolling interests is estimated to reduce net income by approximately $1.2 million.

•	Net cash provided by operating activities is estimated between 24.5% and 25.0% of revenue.

•	Capital expenditures are estimated to be about $145 million.

CONFERENCE CALL

Waste Connections will be hosting a conference call related to fourth quarter results and 2012 outlook on February 8th at 8:30 A.M. Eastern Time. To access the call, listeners should dial 800-638-4930 (domestic) or 617-614-3944 (international) approximately 10 minutes prior to the scheduled start time and ask the operator for the Waste Connections conference call, Passcode # 93823617. A replay of the conference call will be available until February 15, 2012, by calling 888-286-8010 (domestic) or 617-801-6888 (international) and entering Passcode # 74292680. The call also will be broadcast live over the Internet at www.streetevents.com or through a link on our web site at www.wasteconnections.com. A playback of the call will be available at both of these web sites.

Waste Connections, Inc. is an integrated solid waste services company that provides solid waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets. The Company serves more than two million residential, commercial and industrial customers from a network of operations in 29 states. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections, Inc. was founded in September 1997 and is headquartered in The Woodlands, Texas.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (832) 442-2200.

*	A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule.

Information Regarding Forward-Looking Statements

Certain statements contained in this release are forward-looking in nature, including statements related to: completion of the Alaska Waste acquisition and the expected timing thereof; expected revenues and cash flow growth; expected pricing growth, waste volumes and recycled commodity prices; expected levels of acquisition activity in the industry and the drivers of such activity; the Company’s anticipated acquisition activity; the Company’s focus on exclusive and secondary markets; the Company’s deployment of capital; the impact of the relocation of the Company’s corporate headquarters to The Woodlands, Texas; the impact of potential equity compensation expense in connection with the amendment of certain executive employment agreements and the execution of such amendments; and the Company’s 2012 outlook and the components thereof included in this release. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) our acquisitions may not be successful, resulting in changes in strategy, operating losses or a loss on sale of the business acquired; (2) a portion of our growth and future financial performance depends on our ability to integrate acquired businesses into our organization and operations; (3) competition for acquisition candidates, consolidation within the waste industry and economic and market conditions may limit our ability to grow through acquisitions; (4) we may be unable to compete effectively with larger and better capitalized companies, companies with lower return expectations, and governmental service providers; (5) we may lose contracts through competitive bidding, early termination or governmental action; (6) price increases may not be adequate to offset the impact of increased costs or may cause us to lose volume; (7) economic downturns adversely affect operating results; (8) our results are vulnerable to economic conditions and seasonal factors affecting the regions in which we operate; (9) we may be subject in the normal course of business to judicial, administrative or other third party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity; (10) increases in the price of fuel may adversely affect our business and reduce our operating margins; (11) increases in labor and disposal and related transportation costs could impact our financial results; (12) efforts by labor unions could divert management attention and adversely affect operating results; (13) we could face significant withdrawal liability if we withdraw from participation in one or more underfunded multiemployer pension plans in which we participate; (14) increases in insurance costs and the amount that we self-insure for various risks could reduce our operating margins and reported earnings; (15) our indebtedness could adversely affect our financial condition; we may incur substantially more debt in the future; (16) each business that we acquire or have acquired may have liabilities or risks that we fail or are unable to discover, including environmental liabilities; (17) liabilities for environmental damage may adversely affect our financial condition, business and earnings; (18) our accruals for our landfill site closure and post-closure costs may be inadequate; (19) the financial soundness of our customers could affect our business and operating results; (20) we depend significantly on the services of the members of our senior, regional and district management team, and the departure of any of those persons could cause our operating results to suffer; (21) our decentralized decision-making structure could allow local managers to make decisions that adversely affect our operating results; (22) we may incur charges related to capitalized expenditures of landfill development projects, which would decrease our earnings; (23) because we depend on railroads for our intermodal operations, our operating results and financial condition are likely to be adversely affected by any reduction or deterioration in rail service; (24) our financial results are based upon estimates and assumptions that may differ from actual results; (25) the adoption of new accounting standards or interpretations could adversely affect our financial results; (26) pending or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; and (27) if we are not able to develop and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer. These risks and uncertainties, as well as others, are discussed in greater detail in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances that may change.

– financial tables attached –

CONTACT: Worthing Jackman / (832) 442-2200 worthingj@wasteconnections.com	Mary Anne Whitney / (916) 608-8253 maryannew@wasteconnections.com

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2011

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2010	2011	2010	2011
Revenues	$335,955	$379,752	$1,319,757	$1,505,366
Operating expenses:
Cost of operations	191,512	220,081	749,487	857,580
Selling, general and administrative	39,395	40,914	149,860	161,967
Depreciation	33,525	38,193	132,874	147,036
Amortization of intangibles	3,782	5,276	14,582	20,064
Loss (gain) on disposal of assets	(1)	914	571	1,657

Operating income	67,742	74,374	272,383	317,062

Interest expense	(9,292)	(12,571)	(40,134)	(44,520)
Interest income	136	122	590	530
Loss on extinguishment of debt	—	—	(10,193)	—
Other income, net	860	807	2,830	57

Income before income tax provision	59,446	62,732	225,476	273,129

Income tax provision	(23,011)	(24,543)	(89,334)	(106,958)

Net income	36,435	38,189	136,142	166,171
Less: net income attributable to noncontrolling interests	(290)	(231)	(1,038)	(932)

Net income attributable to Waste Connections	$36,145	$37,958	$135,104	$165,239

Earnings per common share attributable to Waste Connections’ common stockholders:
Basic	$0.32	$0.34	$1.17	$1.47

Diluted	$0.31	$0.34	$1.16	$1.45

Shares used in the per share calculations:
Basic	114,212,664	111,504,918	115,646,173	112,720,444

Diluted	115,327,440	112,410,495	116,894,204	113,583,486

Cash dividends per common share	$0.075	$0.09	$0.075	$0.315

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share and per share amounts)

	September 30,	September 30,
	December 31, 2010	December 31, 2011
ASSETS
Current assets:
Cash and equivalents	$9,873	$12,643
Accounts receivable, net of allowance for doubtful accounts of $5,084 and $6,617 at December 31, 2010 and 2011, respectively	152,156	176,277
Deferred income taxes	20,130	20,630
Prepaid expenses and other current assets	33,402	39,708

Total current assets	215,561	249,258

Property and equipment, net	1,337,476	1,450,469
Goodwill	927,852	1,116,888
Intangible assets, net	381,475	449,581
Restricted assets	30,441	30,544
Other assets, net	23,179	31,265

	$2,915,984	$3,328,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$85,252	$95,097
Book overdraft	12,396	12,169
Accrued liabilities	99,075	106,243
Deferred revenue	54,157	64,694
Current portion of long-term debt and notes payable	2,657	5,899

Total current liabilities	253,537	284,102

Long-term debt and notes payable	909,978	1,172,758
Other long-term liabilities	47,637	74,324
Deferred income taxes	334,414	397,134

Total liabilities	1,545,566	1,928,318

Commitments and contingencies

Equity:
Preferred stock: $0.01 par value; 7,500,000 shares authorized; none issued and outstanding	—	—
Common stock: $0.01 par value; 250,000,000 shares authorized; 113,950,081 and 110,907,782 shares issued and outstanding at December 31, 2010 and 2011, respectively	1,139	1,109
Additional paid-in capital	509,218	408,721
Retained earnings	858,887	988,560
Accumulated other comprehensive loss	(3,095)	(3,480)

Total Waste Connections’ equity	1,366,149	1,394,910
Noncontrolling interest in subsidiaries	4,269	4,777

Total equity	1,370,418	1,399,687

	$2,915,984	$3,328,005

WASTE CONNECTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2011

(Unaudited)

(Dollars in thousands)

	September 30,	September 30,
	Twelve months ended December 31,
	2010	2011
Cash flows from operating activities:
Net income	$136,142	$166,171
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	571	1,657
Depreciation	132,874	147,036
Amortization of intangibles	14,582	20,064
Deferred income taxes, net of acquisitions	26,431	50,989
Loss on redemption of 2026 Notes, net of make-whole payment	2,255	—
Amortization of debt issuance costs	1,574	1,420
Amortization of debt discount	1,245	—
Equity-based compensation	11,331	11,879
Interest income on restricted assets	(511)	(454)
Closure and post-closure accretion	1,766	1,967
Excess tax benefit associated with equity-based compensation	(11,997)	(4,763)
Net change in operating assets and liabilities, net of acquisitions	15,916	(7,796)

Net cash provided by operating activities	332,179	388,170

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(81,010)	(258,352)
Capital expenditures for property and equipment	(134,829)	(141,924)
Proceeds from disposal of assets	6,659	4,434
Decrease (increase) in restricted assets, net of interest income	(2,552)	351
Increase in other assets	(2,492)	(5,014)

Net cash used in investing activities	(214,224)	(400,505)

Cash flows from financing activities:
Proceeds from long-term debt	483,253	592,500
Principal payments on notes payable and long-term debt	(467,660)	(421,872)
Change in book overdraft	279	(227)
Proceeds from option and warrant exercises	33,074	5,159
Excess tax benefit associated with equity-based compensation	11,997	4,763
Payments for repurchase of common stock	(166,320)	(116,817)
Payments for cash dividends	(8,561)	(35,566)
Tax withholdings related to net share settlements of restricted stock units	(3,783)	(5,511)
Distributions to noncontrolling interests	—	(675)
Debt issuance costs	—	(6,649)

Net cash provided by (used in) financing activities	(117,721)	15,105

Net increase in cash and equivalents	234	2,770
Cash and equivalents at beginning of period	9,639	9,873

Cash and equivalents at end of period	$9,873	$12,643

ADDITIONAL STATISTICS

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2011

(Dollars in thousands)

Internal Growth: The following table reflects revenue growth for operations owned for at least 12 months:

September 30,
Three months ended December 31, 2011
Core Price	3.0%
Surcharges	0.8%
Volume	(0.8%)
Intermodal, Recycling and Other	0.0%

Total	3.0%

Revenue Breakdown:

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31, 2011		Twelve months ended December 31, 2011
Collection	$272,282	62.5%	$1,069,065	62.0%
Disposal and Transfer	128,368	29.4%	510,330	29.6%
Intermodal, Recycling and Other	35,283	8.1%	144,583	8.4%

Total before inter-company elimination	$435,933	100.0%	$1,723,978	100.0%

Inter-company elimination	$(56,181)		$(218,612)

Reported Revenue	$379,752		$1,505,366

Days Sales Outstanding for the three months ended December 31, 2011: 43 (27 net of deferred revenue)

Internalization for the three months ended December 31, 2011: 63%

Other Cash Flow Items:

	September 30,	September 30,
	Three months ended December 31, 2011	Twelve months ended December 31, 2011
Cash Interest Paid	$19,306	$39,499
Cash Taxes Paid	$20,625	$52,729

Debt to Book Capitalization as of December 31, 2011: 46%

Share Information for the three months ended December 31, 2011:

September 30,
Basic shares outstanding	111,504,918
Dilutive effect of options and warrants	364,953
Dilutive effect of restricted stock units	540,624

Diluted shares outstanding	112,410,495

NON-GAAP RECONCILIATION SCHEDULE

(in thousands)

Reconciliation of Adjusted Operating Income before Depreciation and Amortization:

Adjusted operating income before depreciation and amortization, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Waste Connections defines adjusted operating income before depreciation and amortization as operating income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any gain or loss on disposal of assets. The Company further adjusts this calculation to exclude the effects of items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Management uses adjusted operating income before depreciation and amortization as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Other companies may calculate adjusted operating income before depreciation and amortization differently.

	September 30,	September 30,
	Three months ended December 31, 2010	Three months ended December 31, 2011
Operating income	$67,742	$74,374
Plus: Depreciation and amortization	37,307	43,469
Plus: Closure and post-closure accretion	443	516
Plus/less: Loss (gain) on disposal of assets	(1)	914
Adjustments:
Plus: Acquisition-related transaction costs (a)	904	467

Adjusted operating income before depreciation and amortization	$106,395	$119,740

As % of revenues	31.7%	31.5%

	September 30,	September 30,
	Twelve months ended December 31, 2010	Twelve months ended December 31, 2011
Operating income	$272,383	$317,062
Plus: Depreciation and amortization	147,456	167,100
Plus: Closure and post-closure accretion	1,766	1,967
Plus: Loss on disposal of assets	571	1,657
Adjustments:
Plus: Acquisition-related transaction costs (a)	2,081	1,744

Adjusted operating income before depreciation and amortization	$424,257	$489,530

As % of revenues	32.1%	32.5%

(a)	Reflects the addback of acquisition-related costs.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted Net Income and Adjusted Net Income per diluted share:

Adjusted net income and adjusted net income per diluted share, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as a valuation measure in the solid waste industry. The Company provides adjusted net income to exclude the effects of items management believes impact the comparability of operating results between periods. Adjusted net income has limitations due to the fact that it may exclude items that have an impact on the Company’s financial condition and results of operations. Adjusted net income and adjusted net income per diluted share are not a substitute for, and should be used in conjunction with, GAAP financial measures. Management uses adjusted net income and adjusted net income per diluted share as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Other companies may calculate adjusted net income and adjusted net income per diluted share differently.

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Twelve months ended December 31,
	2010	2011	2010	2011
Reported net income attributable to Waste Connections	$36,145	$37,958	$135,104	$165,239
Adjustments:
Loss on extinguishment of debt, net of taxes (a)	—	—	6,320	—
Acquisition-related transaction costs, net of taxes (b)	560	290	1,290	1,327
Loss on disposal of assets, net of taxes (c)	—	567	776	1,027
Impact of deferred tax adjustment (d)	—	—	1,547	—

Adjusted net income attributable to Waste Connections	$36,705	$38,815	$145,037	$167,593

Diluted earnings per common share attributable to Waste Connections common stockholders:
Reported net income	$0.31	$0.34	$1.16	$1.45

Adjusted net income	$0.32	$0.35	$1.24	$1.48

(a)	Reflects the elimination of costs associated with the early redemption of outstanding debt.

(b)	Reflects the elimination of acquisition-related costs.

(c)	Reflects the elimination of a loss on disposal of assets.

(d)	Reflects the elimination of an increase to the income tax provision associated with an adjustment in the Company’s deferred tax liabilities primarily resulting from a voter-approved increase in Oregon state income tax rates.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands)

Reconciliation of Free Cash Flow:

Free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a valuation and liquidity measure in the solid waste industry. Waste Connections defines free cash flow as net cash provided by operating activities, plus proceeds from disposal of assets, plus or minus change in book overdraft, plus excess tax benefit associated with equity-based compensation, less capital expenditures for property and equipment and distributions to noncontrolling interests. This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures. Management uses free cash flow as one of the principal measures to evaluate and monitor the ongoing financial performance of the Company’s operations. Other companies may calculate free cash flow differently.

	September 30,	September 30,
	Three months ended December 31, 2010	Three months ended December 31, 2011
Net cash provided by operating activities	$86,157	$90,446
Plus: Change in book overdraft	653	710
Plus: Proceeds from disposal of assets	874	1,197
Plus: Excess tax benefit associated with equity-based compensation	3,061	262
Less: Capital expenditures for property and equipment	(48,708)	(57,872)
Less: Distributions to noncontrolling interests	—	—

Free cash flow	$42,037	$34,743

As % of revenues	12.5%	9.1%

	September 30,	September 30,
	Twelve months ended December 31, 2010	Twelve months ended December 31, 2011
Net cash provided by operating activities	$332,179	$388,170
Plus/less: Change in book overdraft	279	(227)
Plus: Proceeds from disposal of assets	6,659	4,434
Plus: Excess tax benefit associated with equity-based compensation	11,997	4,763
Less: Capital expenditures for property and equipment	(134,829)	(141,924)
Less: Distributions to noncontrolling interests	—	(675)

Free cash flow	$216,285	$254,541

As % of revenues	16.4%	16.9%